PriceWaterHouse Coopers

PRiceWaterHouse Coopers
1000 Morgab Keagan Tower
Fifty North Front Street
Memphis, TN 38103
Telephone (901) 522-2000
Facsimili (901)523-2045

To thc' Board of Directors and Shareholders of Union Planters Corporation and
Union Planters Mortgage, Inc.

We have examined management's assertion about Union
Planters Mortgage, Inc.'s (the "company")compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single
Attestation Program for Mortgage Bankers ("USAP") as of and for the year ended December 31, 2003 included in the accompanying management assertion
(see Exhibit I). Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on manangments assertion about the Company's compliance based on our examination.

Our examination was made in accordance with the attestation standards established by the American Institute of Certified Public Accountant, and accordingly, included examining on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and foir the year ended December 31, 2003 is fairly stated, in all material respects.

/s/Price Waterhouse Coopers LLP

March 12, 2004


Union Planters Mortgage
Exhibit 1


Management's Assertion Concerning Compliance with USAP Minimum Servicing Standards

March 12, 2004

As of and for the year ended December 31, 2003, Union Planters Mortgage, Inc. (the "Company"), has complied in all material respects with the minimum servicing standards set forth in the Mortgage
Bankers Association of America's Uniform Single
Attestation Program for Mortgage Bankers.

As of and for this same period, the Company had in effect a fidelity bond and errors and omissions policy in the amounts of $100,000,000 and $40,000,000 respectively.

/s/Lou Ann Poynter
Lou Ann Poynter
Senior Executive Vice President,
Manager, Mortgage Banking
Union Planters Bank, N. A.
& Chairman of the Board of
Union Planters Mortgage, Inc.

/s/Morgan McCarty
Morgan McCarty
Executive Vice President
Union Planters Bank, N. A. & President & Chief
Executive Officer of Union Planters
Mortgage, Inc.



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